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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) December 17, 1998

                              HOLMES PRODUCTS CORP.

               (Exact Name of Registrant as Specified in Charter)


Massachusetts                       333-44473               04-2768914

(State or Other Jurisdiction of     (Commission File        (IRS Employer
Incorporation)                      Number)                 Identification No.)


                    233 Fortune Boulevard, Milford, MA 01757
               (Address of Principal Executive Officer) (Zip Code)

       Registrant's telephone number, including area code: (508) 634-8050

                                 Not applicable

          (Former Name or Former Address, if changed since Last Report)



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Item 5.    Other Events.

                  On December 17, 1998, Holmes Products Corp., a Massachusetts corporation ("Parent"), announced the signing of an Agreement and Plan of Merger, dated as of December 17, 1998 (the "Merger Agreement"), among Parent, Moriarty Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the "Purchaser") and The Rival Company, a Delaware corporation (the "Company"). The Merger Agreement provides for the commencement by the Purchaser of a tender offer to purchase for cash all of the outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Shares") at a price of $13.75 per Share, net to the seller, subject to the satisfaction of certain conditions (the "Tender Offer"), to be followed by a merger (the "Merger") of the Purchaser with and into the Company. Pursuant to the Merger, each outstanding Share not purchased in the Tender Offer, other than Shares as to which dissenters' rights have been duly asserted and perfected under the Delaware General Corporation Law and Shares held by the Company, Parent, the Purchaser or any other subsidiary of Parent, will be converted into the right to receive $13.75 per Share in cash, without interest.

                  The Tender Offer will be conditioned upon, among other things, the valid tender of at least 70% of the outstanding Shares, and the receipt of the cash proceeds of financing pursuant to debt and equity commitments received by Parent to fund the Tender Offer and the Merger, to refinance certain existing indebtedness of the Company and Parent and to pay fees and expenses related to the transaction. The financing is subject to the satisfaction of certain conditions which will be described in Parent's Tender Offer materials.

                  The Merger Agreement contains a number of customary representations, warranties and covenants of the parties. The Merger is subject to a number of customary conditions, and the Merger Agreement may be terminated by either party under certain circumstances. The Merger Agreement also provides that if it is terminated under specific circumstances, Parent will be entitled to receive from the Company a termination fee of $4.5 million.

                  The directors and certain officers of the Company ("Tendering Stockholders") (who beneficially own an aggregate of 1,049,769 Shares ("Owned Shares") constituting approximately 11.3% of the Shares outstanding) have entered into a Tender and Voting Agreement with Parent and the Purchaser dated as of December 17, 1998 (the "Tender and Voting Agreement"), pursuant to which the Tendering Stockholders have agreed, among other things, (i) to tender in the Tender Offer all of the Owned Shares now owned or which may hereafter be acquired by the Tendering Stockholders; and (ii) to vote the Owned Shares in favor of the adoption of the Merger Agreement and the approval of the Merger, and against any action or agreement that would result in a breach in any

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           material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement.

                  The press release issued by Parent in connection with the execution of the Merger Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The description of the Merger Agreement and the Tender and Voting Agreement set forth above and in such exhibit does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreements, which will be filed with the Securities and Exchange Commission as exhibits to Parent's and Purchaser's Tender Offer materials.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

           (a)    Financial Statements of Business Acquired.

                  Not applicable.

           (b)    Pro Forma Financial Information.

                  Not applicable.

           (c)    Exhibits.

                  99.1     Text of press release dated December 17, 1998.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     HOLMES PRODUCTS CORP.
                                     (Registrant)

                                     By: /s/ Ira B. Morgenstern
                                         --------------------------------------
                                         Name: Ira B. Morgenstern
                                         Title: Senior Vice President - Finance